Exhibit 99.1

Iron Mountain Closes Acquisition of IO Data Centers U.S. Operations

Deal completed with new customer leasing in Phoenix

BOSTON — January 10, 2018 — Iron Mountain Incorporated® (NYSE: IRM), the global leader in storage and information management services, has completed its acquisition of the U.S. operations of IO Data Centers LLC, a leading colocation data center services provider based in Phoenix, Arizona. With the transaction, Iron Mountain acquired the land and buildings associated with four state-of-the-art data centers in Phoenix and Scottsdale, Arizona; Edison, New Jersey; and Columbus, Ohio. The existing data center space in the four owned facilities totals 728,000 square feet, providing 62 megawatts (MW) of capacity with expansion potential of an additional 77 MW in Arizona and New Jersey.

The acquisition closes with a customer expansion at the Phoenix data center campus by Cyxtera, a leading provider of secure infrastructure to global enterprises and the U.S. federal government. Cyxtera’s expansion represents the continued demand for service providers in the Phoenix market. They made the selection based on the security, comprehensive compliance support and scalability of the facility, which provided the ideal environment to serve its customer base and support its growth projections.

The total purchase price at closing amounted to $1.34 billion subject to working capital and other customary adjustments and including additional cash consideration related to company performance since the signing of the purchase agreement, including the Cyxtera lease. The additional consideration is a portion of the $60 million cash payable to the sellers based on future performance.

Iron Mountain’s IO transaction follows the 2017 acquisition of FORTRUST data center in September and the planned purchase of two data centers in the London and Singapore markets from Credit Suisse announced in October, significantly expanding the company’s presence in the fastest-growing domestic and international data center markets. These transactions will bring Iron Mountain’s total data center portfolio to more than 90 MW of existing capacity, with an additional 26 MW of capacity currently under construction, and planned and future expansion potential of another 135 MW.

“One of the strategic cornerstones of the IO transaction is that it enhances our geographic diversification with expansion capacity in Phoenix, the fourth fastest market for absorption in the U.S. in 2017, as well as New Jersey, another key market serving the New York metro area,” said Mark Kidd, senior vice president and general manager, Iron Mountain Data Centers. “The new leasing activity is an important example of our diverse customer base with growing requirements for colocation capacity. It also highlights the strength of our expanded team of experienced and highly skilled professionals who we welcome to the Iron Mountain family.”

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is the global leader for storage and information management services. Trusted by more than 230,000 organizations around the world, Iron Mountain boasts a real estate network of more than 85 million square feet across more than 1,400 facilities in more than 50 countries dedicated to protecting and preserving what matters most for its customers. Iron Mountain’s solutions portfolio includes records management, data management, cloud services, document management, data centers, art storage and logistics, and secure shredding to help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including critical business documents, electronic information, medical data and cultural and historical artifacts. Visit www.ironmountain.com for more information.

Investor Relations Contacts:

Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404

Media Contacts:

Christian T. Potts	Kaitlyn Rawlett
Director, Corporate Communications	Weber Shandwick
christian.potts@ironmountain.com	krawlett@webershandwick.com
(617) 535-8721	(212) 445-8082